Exhibit 10.3

MEMORANDUM OF AGREEMENT

Dated: 12 February 2014

Blue Ship Invest AS (Name of sellers), hereinafter called the “Sellers”, have agreed to sell, and

Nordic American Offshore Ltd. (Name of buyers), hereinafter called the “Buyers”, have agreed to buy:

Name of vessel: Blue TBN

IMO Number: 9722510

Classification Society: DNV

Class Notation: DnV 1A1, OSV, SF, E0, Dynpos-AUTR, ICE-C, CLEAN DESIGN, COMF-V(3), COMF-C(3), LFL*, NAUT-OSV(A), DK (+), HL(+), OILREC

Year of Build: 2015                 Builder/Yard: Ulstein Verft AS

Flag: NOR             Place of Registration: TBD             GT/NT: 3636/1267 ITC Approx

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions

“Banking Days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and                      (add additional jurisdictions as appropriate).

“Builder” means Ulstein Verft AS.

“Buyers’ Nominated Flag State” means NOR (state flag state).

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“Deposit” shall have the meaning given in Clause 2 (Deposit)

“Deposit Holder” means either DNB or Sparebank1 SMN (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

“Parties” means the Sellers and the Buyers.

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

“Sellers’ Account” means 6550.06.44529 (state details of bank account) at the Sellers’ Bank.

“Sellers’ Bank” means Nordea Bank Norge ASA (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

“Shipbuilding Contract” means the shipbuilding contract entered into between the Sellers and the Builder, including all appendixes, specifications, drawings and other enclosures/attachments, dated 16 November 2013, with the following amendments: a) added functionality Standby NMA 200, b) added functionality OILREC with capacity of approx. 1027 m3, c) amended Delivery Date - the Delivery Date under the Shipbuilding Contract to be no earlier than 2 January 2015. The Shipbuilding Contract is enclosed to this Agreement as Appendix 2.

1.      Purchase Price

The Purchase Price is NOK 270 500 000 (Norwegian Kroner Two Hundred and Seventy Million Five Hundred Thousand) (state currency and amount both in words and figures).

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

2.	Deposit

As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of 10% (ten per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the “Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:

(i)	this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and

(ii)	the Deposit Holder has confirmed in writing to the Parties that the account has been opened.

The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the ~~Buyers~~ Sellers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.

3.	Payment

On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices) and the Sellers are in all respect ready to validly complete a legal transfer of the Vessel and furnish the Buyers with the delivery documents listed in Clause 8:

(i)	the Deposit shall be released to the Sellers; and

(ii)	the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account.

~~4.~~	~~Inspection~~

~~(a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in                      (state place) on                      (state date) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within                      (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in                      (state place/range) within                      (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.~~

5.	Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at the Builder’s yard, ~~a safe and accessible berth or anchorage at/in                      (state place/range) in the Sellers’ option.~~

Notice of Readiness shall not be tendered before: 2nd January 2015 (date)

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 15th April 2015

(b) The Sellers shall keep the Buyers ~~well~~ fully informed of the Vessel’s construction process ~~itinerary~~ and make sure that the Buyers are copied on all reports from the site team and all relevant correspondence with the Builder. The Sellers shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the Sellers intend to tender Notice of Readiness. ~~and of the intended place of delivery.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

~~6.~~	~~Divers Inspection / Drydocking~~

~~(a)*~~

~~(i)~~	~~The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~(ii)~~	~~If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the classification society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society’s attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no furthers rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

~~(iii)~~	~~If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~(c) If the Vessel is drydocked pursuant to Clause 6(a)(ii) or 6(b) above:~~

~~(i)~~	~~The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, these parts shall be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii)~~	~~The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

~~(iii)~~	~~The Buyers’ representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.~~

~~(iv)~~	~~The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers’ or the Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

~~**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment ~~including spare tail end shaft(s) and/or spare propeller(s)/propeller blade(s),~~ if any, belonging to the Vessel at the time of delivery of the Vessel from the Builder to the Sellers ~~inspection~~ used or unused, whether on board or not shall become the Buyers’ property, provided always that the inventory of spares shall be at a reasonable level, ~~but s~~Spares on order are ~~excluded~~ included. ~~Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.~~ Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

~~Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:             (include list)~~

Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation:            (include list)

Items on board at the time of ~~inspection~~ delivery from the Builder to the Sellers which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either:

(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or

~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

for the quantities taken over.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

~~“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.

8.	Documentation

The place of closing: Ulsteinvik

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:

(i)	Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested (including confirmation by the notary of the signatorys true signature and authority to sign);

and legalised or apostilled, as required by the Buyers’ Nominated Flag State;

(ii)	Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;

(iii)	Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);

(iv)	If the Vessel has been registered in the ownership of the Sellers, and to the extent neccesary, a Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;

(v)	To the extent possible, a Declaration of Class or (depending on the Classification Society) a Class ~~Maintenance~~ Certificate issued ~~within three (3) Banking Days prior to~~ on or immediately after delivery confirming that the Vessel is in Class free of condition/recommendation, save for minor conditions/recommendations as per clause 11;

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

(vi)	If the Vessel has been registered in the ownership of the Sellers, a Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered. If the Vessel has not been registered in the ownership of the Sellers, the Sellers shall provide a confirmation of the same, in such form and with such attestation as the Buyers’ Nominated Flag State requires;

(vii)	If the Vessel has been registered in the ownership of the Sellers, a ~~A~~ copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry;

(viii)	Commercial Invoice for the Vessel;

(ix)	Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;

(x)	A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel;

(xi)	Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel or by the Buyers’ bank, provided the Buyers notify the Sellers of any such documents ~~as soon as possible~~ within a reasonable time after the date of this Agreement; ~~and~~

(xii)	The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.

(xiii)	Current company certificate of the Sellers or other document evidencing who the Board of Directors consist of;

(xiv)	Current Articles of Association;

(xv)	Originals of all documents to be delivered to the Sellers pursuant to the Shipbuilding Contract at the time of delivery of the Vessel from the Builder to the Sellers; and

(xvi)	Notice and acknowledgement of assignment of i) ail warranties and guarantees, and ii) all benefits under article XIV, both under the Shipbuilding Contract, signed by the Sellers and the Builder. The notice and acknowledgement of assignment shall be as Appendix 1A and 1B to this Agreement;

(b) At the time of delivery the Buyers shall provide the Sellers with:

(i)	Evidence that ail necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and

(ii)	Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).

(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than             (state number of days), or if left blank, nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association, Any Insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibly for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above the Sellers shall also hand to the Buyers the interim classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel and/or at the premises of the Builder. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Builder’s or the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books (if applicable) but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

Furthermore, the Sellers undertake to indemnify the Buyers against direct loss occured as a result of a detention of the Vessel at the place of delivery for incidents having occured prior to delivery of the Vessel for other reasons than such attributable to the Buyers.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’ Nominated Flag State shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, and shall be delivered fully in accordance with the Shipbuilding Contract and this Agreement (including but not limited to clause 22 – Modifications). ~~but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.~~ The Sellers shall act with due diligence and in good faith to protect the Buyers’ interest in the Vessel and shall only accept delivery of the Vessel from the Builder when the Vessel is fully in accordance with the Shipbuilding Contract and this Agreement (including but not limited to clause 22 – Modifications).

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, save for minor conditions/recommendations that are i) normally seen on newbuildings, ii) not overdue, and iii) does not affect the Vessel’s ability to trade. The Vessel shall be delivered free of average damage affecting the Vessel’s class, and with her interim classification certificates and national certificates, as well as all other certificates the Vessel had at the time of ~~inspection~~ delivery of the Vessel from the Builder to the Sellers, valid and unextended without condition/recommendation* by the Classification Society (save for minor conditions/recommendations as set out above in line 315) or the relevant authorities at the time of delivery. All relevant certificates and documents shall state that the Vessel is delivered in 2015. If the Sellers pursuant to the Shipbuilding Contract have to accept provisional or interim certificates, the Sellers undertake to provide the Buyers with formal and final and unextended certificates as soon as possible. If the Vessel is delivered with minor conditions/recommendations that are i) normally seen on newbuildlngs, ii) not overdue and iii) does not affect the Vessels ability to trade, the Sellers undertake to provide the Buyers with formal, final and unextended certificates as soon as possible. For the avoidance of doubt, all costs in connection with the provision of formal, final and unextended certificates shall be for the Sellers account.

“~~inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

12.	Name/markings

The Buyers have the option to have their own name on the Vessel at no additional cost subject to the Buyers informing the Sellers in writing no later than 10th February 2014 about their required name, colour scheme, marking and port of registry.

The Buyers and the Sellers agree that the Vessel’s name shall have the prefix “BLUE”.

~~Upon delivery the Buyers undertake to change the name of the Vessel and after funnel markings.~~

13.	Buyers’ default

Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date or is in material breach of their other material obligations under this Agreement, the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid or is in material breach of their other material obligations under this Agreement, they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

~~15.~~	~~Buyers’ representatives~~ See clause 21

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of indemnity prior to their embarkation.~~

16.	Law and Arbitration

~~(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

(c) This Agreement shall be governed by and construed in accordance with the laws of Norway (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration ~~at~~ in Oslo, Norway (state place), subject to the Norwegian Arbitration Act. ~~procedures applicable there~~.

*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.

17.	Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers: Turid M. Sørensen, e-mail: turid.sorensen@scandiamerican.com, tel: +47 33 42 73 04, mob: +47 90 57 29 27

For the Sellers: Lars Lühr Olsen, e-mail: lars.luhr.olsen@ulstein.com, tel: +47 70 00 81 44, mob: +47 90 84 98 00

~~18.~~	~~Entire Agreement~~

~~The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.~~

~~Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.~~

~~Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.~~

18. Force Majeure

If, at any time before the delivery of the Vessel from the Sellers to the Buyers, either the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel is prevented or delayed as a consequence of extraordinary circumstances or events beyond the Sellers’ and/or the Builders’ control, the Cancelling Date shall be extended by a period of time equivalent to the total accumulated delay caused hereby.

19. Announcements

The Parties have the right to announce publicly the main terms of this Agreement. The intention of the Parties is to agree on the wording of any such announcements.

20. Guarantee under the Shipbuilding Contract

With effect from the time of delivery of the Vessel, the Sellers assign i) all warranties and guarantees, and ii) all benefits under Article XIV, both under the Shipbuilding Contract.

The notice and acknowledgement of assignment shall be as Appendix 1A and 1B to this Agreement, and shall be received by the Buyers at the latest at the time of delivery under this Agreement and prior to payment of the Purchase Price.

In any event, the Sellers undertake to assist the Buyers in all respects with all claims against the Builder under the Shipbuilding Contract, as required by the Buyers.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

21. Supervision during construction. Attendance at sea trials.

In order to secure delivery of the Vessel in accordance with the Shipbuilding Contract, the Sellers shall perform all normal shipbuilding supervision functions (including but not limited to review and approval of schedule, plans and drawings, and inspection throughout the entire period of construction) as required under the Shipbuilding Contract. The Sellers shall perform the shipbuilding supervision functions as if the Sellers were going to be the ultimate owner of the Vessel.

The Buyers have the right to have one representative at its own risk and expense included in the inspection team on site.

The Buyers have the right to attend sea trials for familiarisation purposes and for acknowledging the sea trial results. The Sellers shall give the Buyers due notice of the trials.

22. Modifications

The Buyers have the same right to require or request modifications, alterations or changes to the specifications to the Shipbuilding Contract or the Vessel as the Sellers as buyers under the Shipbuilding Contract.

Any modifications, alterations or changes not compulsory to the Vessel but desired by the Buyer shall be for the Buyers account, and subject to necessary adjustment of the Agreement, including but not limited to possible adjustment of the Purchase Price, Cancelling Date and payment terms.

Any notices of modifications, alterations or changes in rules, regulations and requirements from the Builder shall be forwarded to the Buyers without undue delay.

The Sellers undertake that they will not exercise their right to require or request modifications, alterations or changes to the specifications to the Shipbuilding Contract or the Vessel without the prior written consent of the Buyers.

The Sellers shall make sure that all changes pursuant to the Shipbuilding Contract Article V, clause 2(b) are carried out unless otherwise instructed by the Buyers. The Buyers shall be kept informed about all discussions with the Builder regarding adjustments of the Contract Price (as defined in the Shipbuilding Contract) as a result of the change or alteration. If a change or alteration results in an increase of the Contract Price under the Shipbuilding Contract, the Purchase Price under this Agreement shall be increased by an amount corresponding to 50 % of the increase of the Contract Price under the Shipbuilding Contract. However, if any changes or alterations as set out herein result in increase in the Contract Price under the Shipbuilding Contract with an aggregate amount exceeding NOK 2,000,000, , the Purchase Price under this Agreement shall be increased with an amount corresponding to 100% of such exceeding amount.

Notwithstanding the above, the Buyers and the Sellers have agreed that the Vessel may be delivered with a dispensation from the rules and regulations regarding COLREG – Navigation Light and Spindle Valve in the collision bulkhead.

23. Liquidated damages

If the Sellers (as buyers under the Shipbuilding Contract) pursuant to the Shipbuilding Contract have a claim for liquidated damages for late delivery or for the Vessel not reaching the stipulated speed or deadweight, the Purchase Price shall be reduced by the amount of liquidated damages obtained by the Sellers.

24. Complete Shipbuilding Contract. No amendments to the Shipbuilding Contract

The Sellers warrant that the Shipbuilding Contract disclosed to the Buyers is true, accurate and complete in all respects as of the date of this Agreement and that the disclosed Shipbuilding Contract represents the entire agreement between the Builder and the Sellers for the construction of the Vessel. The Buyers acknowledge and agree that the Contract Price agreed between the Sellers and the Builder will not be disclosed to the Buyers.

The Sellers further warrant that they will not agree to any amendments or additions to the Shipbuilding Contract without first obtaining the Buyers written consent.

25. Cancellation

If the Sellers have the right to cancel the Shipbuilding Contract, or if it is established that the Sellers will have such right (anticipatory breach), the Buyers have the right to cancel this Agreement.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

In the event that the Buyers cancel this Agreement pursuant to this Clause 25, the Deposit together with interest earned, if any, shall be released to them immediately.

26. Miscellaneous

It is acknowledged and agreed by the parties that the Vessel not will be operated by the Sellers prior to the delivery to the Buyers, and it is the Buyers’ sole responsibility to have the Vessel crewed and manned in accordance with the Buyers’ Nominated Flag State’s and Buyers’ manager’s or operators’ requirements and supplied with stores and provisions as required for the Intended use or operation of the Vessel.

For and on behalf of the Sellers		For and on behalf of the Buyers

Name:		Name:

Title:	GENERAL MANAGER	Title:	EXEC. CHAIRMAN & INTERIM CEO
BLUE SHIP INVEST AS

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

APPENDIX 1A

NOTICE OF ASSIGNMENT

To: Ulstein Verft AS

From: Blue Ship Invest AS

Cc: Nordic American Offshore Ltd

RE. Blue TBN HULL NO 304, SHIPBUILDING CONTRACT DATED 16.11.2013

(the “Shipbuilding Contract”)

Please be notified that we have assigned (1) all warranties and guarantees, and (2) all benefits under Article 14, both under the Shipbuilding Contract, to Nordic American Offshore Ltd.

Kindly acknowledge receipt of this notice of assignment and acceptance of the assignment by returning the attached acknowledgment of notice of assignment.

Place and date:

for Blue Ship Invest AS

[NAME AND TITLE]

APPENDIX 1B

ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

To: Blue Ship Invest AS

From: Ulstein Verft AS

Cc: Nordic American Offshore Ltd

RE. Blue TBN, HULL NO 304, SHIPBUILDING CONTRACT DATED 16.11.2013

(the “Shipbuilding Contract”)

We hereby confirm that we have been notified that all (1) all warranties and guarantees, and (2) all benefits under Article 14, both under the Shipbuilding Contract, are assigned from Blue Ship Invest AS to Nordic American Offshore Ltd. In this regard, we hereby confirm that we will perform all assigned obligations whatsoever towards Nordic American Offshore Ltd.

Place and date:

for Ulstein Verft AS

[NAME AND TITLE]

APPENDIX 2 Shipbuilding Contract

entered into between

ULSTEIN VERFT AS

(as “BUILDER”)

and

BLUE SHIP INVEST AS

(as “BUYER”)

for

ONE PLATFORM SUPPLY VESSEL

TYPE ULSTEIN PX121

BUILDER’s Hull No. 304

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulsteingroup.com

Shipbuilding Contract

PREFACE AND DEFINITIONS		4
ARTICLE I - THE VESSEL, DESCRIPTION AND CLASS		6
1.	Design and Description	6
2.	Main Dimensions and Characteristics	6
3.	Classification, Rules and Regulations	6
4.	Subcontracting	7
5.	Certificates and Registration	7
ARTICLE II - PRICE AND PAYMENT TERMS		8
1.	Contract Price	8
2.	Currency	8
3.	Terms of Payment	8
4.	Method of Payment	9
ARTICLE III - ADJUSTMENT OF CONTRACT PRICE		10
ARTICLE III - ADJUSTMENT OF CONTRACT PRICE		10
1.	Late delivery	10
2.	Speed	10
3.	Fuel Consumption	11
4.	Deadweight	11
5.	Bollard Pull	11
ARTICLE IV - APPROVAL OF SCHEDULE, PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION		12
1.	Approval of Schedule, Plans and Drawings	12
2.	Appointment of BUYERS’s Representative	13
3.	Inspection by Representative	13
4.	Facilities	14
6.	Responsibility of BUYER	14
ARTICLE V - MODIFICATIONS AND ALTERATIONS		15
1.	Modifications of Specifications	15
2.	Clanges in rules, regulations and requirements	15
3.	Substitution of Materials	15
ARTICLE VI - TESTS AND TRIALS		16
1.	Notice	16
2.	Weather Condition	16
3.	How conducted	16
4.	Method of Acceptance or Rejection	16
5.	Effect of Acceptance	17
6.	Disposition of surplus consumable stores	17
ARTICLE VII - DELIVERY DATE AND DELIVERY		18
1.	Time and Place	18
2.	When and how effected	18
3.	Documents to be delivered to the BUYER	18
4.	Title and Risk	19
5.	Removal of VESSEL	19

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulsteingroup.com

Shipbuilding Contract

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (PERMISSIBLE DELAY, FORCE MAJEURE)		20
1.	Causes of Delay	20
2.	Notice of Delay	20
3.	Permissible Delay	21
4.	Right to Cancel for Excessive Delay	21
ARTICLE IX - WARRANTY OF QUALITY		22
1.	Guarantee	22
2.	Remedy of Defects	22
3.	Subcontractors’ Guarantees	23
4.	Extent of BUILDER’s responsibility - Assignment	23
5.	The Guarantee Engineer	23
ARTICLE X - OWNERSHIP, RISK AND INSURANCE		24
1.	Ownership & Registration	24
2.	Risk and Insurance	24
ARTICLE XI - DEFAULT PROVISIONS		26
1.	BUILDER’s default – Cancellation by the BUYER	26
2.	BUYER’s default – Cancellation by the BUILDER	26
ARTICLE XII - ASSIGNMENT		28
ARTICLE XIII - TAXES AND DUTIES		29
1.	Taxes and Duties for the BUILDER	29
2.	Taxes and Duties for the BUYER	29
ARTICLE XIV - PATENTS, DESIGN, TRADEMARKS, COPYRIGHTS		30
ARTICLE XV - NOTICES		31
1.	Address	31
2.	Language	31
ARTICLE XVI - EFFECTIVE DATE OF CONTRACT		32
ARTICLE XVII - INTERPRETATION		33
1.	Discrepancies	33
2.	Entire Agreement	33
ARTICLE XVIII - GOVERNING LAW, DISPUTE AND ARBITRATION		34
1.	Governing Law	34
2.	Arbitration	34
APPENDIX I: TECHNICAL SPECIFICATIONS, Project no. U10861		35
APPENDIX II: MAIN CONSTRUCTION SCHEDULE		36

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulsteingroup.com

Shipbuilding Contract

PREFACE AND DEFINITIONS

THIS CONTRACT is made this 16th day of November 2013 by and between Ulstein Verft AS, a company organised and existing under the laws of Norway, having its principal office at 6067 Ulsteinvik, Norway (hereinafter called the “BUILDER”), and Blue Ship Invest AS, a company organised and existing under the laws of Norway, having its principal office at Osneset, 6065 Ulsteinvik, Norway (hereinafter called the “BUYER”).

WHEREBY

In consideration of the mutual covenants herein contained, the BUILDER agrees to design, build, launch, equip, complete, sell and deliver to the BUYER at the BUILDER’s Shipyard the “VESSEL” as hereinafter described; and the BUYER agrees to purchase the “VESSEL”, take delivery and pay for it;

all in accordance with the terms hereinafter set forth.

DEFINITIONS

In this CONTRACT the following words shall have the meaning set out herein below:

“Banking days”	shall mean days upon which banks in Norway and in the country where the BUYER has its principal office are open for business.

“Buyer’s Supply”	shall mean any item, equipment, stores, design, drawings, documents or services for the VESSEL ordered by the BUYER from the manufacturer or supplier, and for wich the BUYER shall be fully responsible.

“Classification Society”	shall mean Det norske Veritas.

“Contract Price”	shall mean the price stipulated in Article II, Clause 1, as adjusted in accordance with the terms of this Contract.

“Date of Contract”	the date specified in the preamble to this Contract, regardless of whether the Contract actually is signed on this date or whether the Contract is signed with subject.

“Deadweight”	shall mean the weight set out in Article I, Clause 2, calculated at the draft set out in Article I, Clause 2, in salt water (specific gravity 1.025). This shall include fuel, provisions, consumable stores, fresh water, crew and passengers, in addition to spare parts and equipment in excess of the requirements of the Classification Society.

“Defect”	shall mean any deficiency or non-conformity in the design, construction, material and/or workmanship on the part of the BUILDER and/or its Subcontractors unless these are of minor importance and insignificant for the safety and/or the intended operation of the VESSEL.

“Delivery and Acceptance”	shall mean the physical delivery of the VESSEL from the BUILDER to the BUYER.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulsteingroup.com

Shipbuilding Contract

“Delivery Date”	shall mean the date set out in Article VII, Clause 1, as adjusted in accordance with the provisions of this Contract.

“Flag State”	shall mean the country mentioned in Article I, Clause 5.

“Guarantee Period”	shall mean the period specified in Article IX Clause 1, being a period of 12 months (or, as the case may be, such adjusted period specified in Article IX, Clause 1) from the earlier of:

(a) the Delivery and Acceptance of the VESSEL; or

(b) the date falling three (3) days after the BUILDER has tendered notice that the VESSEL is ready for delivery in accordance with Article VII, Clause 2.

“Maker’s List”	shall mean an agreed list of suppliers approved for delivery of equipment, machinery or services which shall be included in the Specifications.

“Permissible Delay”	all delays, inclusive of Force Majeure Delay, causing delay in delivery of the VESSEL which according to the terms of the Contract permit postponement of the Delivery Date as further defined in Article VIII, Clause 3.

“Regulatory Bodies”	shall mean the relevant authorities imposing rules and regulations with which the construction and delivery of the VESSEL must comply, which shall include the authorities of the Flag State together with other authorities set out in the Specifications.

“Representative”	shall mean a person or persons authorized by the BUYER as set forth in Article IV, Clause 2.

“Specifications”	shall mean the specifications, plans and drawings signed by the Parties and listed in Appendix I hereto, and which form an integral part of this Contract, as may later be amended as set forth in this Contract.

“Subcontractor”	shall mean any person or company with whom the BUILDER has entered or will enter into a contract for the design, construction, manufacture or supply of any item, equipment, work or services for the VESSEL.

“VESSEL”	shall mean a Platform Supply Vessel, type ULSTEIN PX121, and as further described in Article I.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE I - THE VESSEL, DESCRIPTION AND CLASS

1.	Design and Description

The VESSEL shall have the BUILDER’s Hull No. 304 and be designed constructed, equipped and completed by the BUILDER in accordance with the provisions of this Contract, based on BUILDER’s Hull No. 299 (BLUE PROTECTOR) as reference vessel for selection of equipment and solutions, including the Specifications dated 15th of November 2013 signed by each of the Parties hereto for identification and attached hereto and made an integral part of this Contract and delivered by the BUILDER to the BUYER, in consideration of the BUYER paying the Contract Price as and on the dates agreed herein. Any change of make from the reference vessel is subject to prior written approval from the BUYER which shall not be unreasonably withheld.

In the event of inconsistency between this Contract and the Specifications and this Contract shall prevail. In the event of inconsistency between the specifications and the drawings, the specifications shall prevail. In case of inconsistency between any of the drawings, the later in date shall prevail.

All intellectual property allotted to the Design and its Specification shall be the sole property of Ulstein.

Any and all modifications, adaptations or improvements of any Design and/or Specifications suggested by Ulstein and/or drafted by the Ulstein at the request of BUILDER or BUYER, shall be the exclusive property of Ulstein”.

2.	Main Dimensions and Characteristics

Length, overall approx. 83,4 metres.

Length, between perpendiculars approx. 76,5 metres.

Breadth, moulded approx. 18,0 metres.

Depth, to main deck approx. 8,0 metres.

Draught max, approx. 6,7 metres.

Design draught, moulded approx. 6,0 metres.

Deadweight at max draught, approx. 4065 metric tons

Trial speed, approx. 15,0 knots at 4,5 m draught

Fuel consumption, according to the Specification of the Main Engines Manufacturer.

The further details of the above main particulars, as well as definitions and methods of measurements and calculations shall be as described in the Specifications.

3.	Classification, Rules and Regulations

The VESSEL, including its machinery, equipment and outfitting shall be designed and constructed in accordance with the rules and under special survey of the Classification Society, in force as of the date of this Contract or which are published on or before the Date of Contract and which are mandatory for the VESSEL on or before the Delivery Date, and shall be distinguished in the register by the symbol of Det Norske Veritas X1A1, Offshore Service Vessel Supply, SF, E0, ICE-C, DYNPOS-AUTR, NAUT-OSV(A), CLEAN DESIGN, COMF-V(3), COMF- C(3), LFL*, DK(+), HL(+).

The Classification Society’s decision as to compliance or non-compliance with the classification shall be final and binding upon both Parties hereto.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

The VESSEL shall further comply with the applicable rules, regulations and requirements of the Regulatory Bodies of NOR (the Flag State) as further set out in the Specifications being in force as of the date of this Contract.

All fees and charges incidental to the Classification and with respect to compliance with the above referred rules, regulations and requirements shall be for account of the BUILDER.

If there after the Date of Contract is a change in the rules of the Classification Society or Regulatory Bodies or in the interpretation or application of such rules, Article V Clause 2 shall apply

The VESSEL shall be built in accordance with good, normal shipbuilding practice in Norway for new vessels of similar type and characteristics as the VESSEL.

4.	Subcontracting

The BUILDER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL. The BUILDER shall remain fully liable for the quality of such work as if done by the BUILDER at the BUILDER’s yard.

Except as otherwise stipulated in the Specifications or agreed in writing, the BUILDER may freely without interference from the BUYER choose its Subcontractors, but the BUILDER shall in ample time notify the BUYER in writing before placing major orders with the Subcontractors, and shall give reasonable consideration to the BUYER’s request. Any opinions or requests made by the BUYER entail no alteration of the BUILDER’s obligations under this Contract.

5.	Certificates and Registration

The BUILDER shall provide and deliver all certificates necessary for the approval of the VESSEL, as further set out in this Contract and the Specifications, together with all documents reasonably required by the BUYER necessary for the registration of the VESSEL in the name of the BUYER under NOR flag. The VESSEL shall be registered by the BUYER at its own cost and expense after the Delivery and Acceptance. The BUYER may choose another flag provided the BUYER bears all costs of any such change of flag, including costs related to changes in markings of the VESSEL and compliance with other requirements by the Regulatory Bodies of such new flag state.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE II - PRICE AND PAYMENT TERMS

1.	Contract Price

The Contract Price for the VESSEL is NOK

00/100) payable by the BUYER to the BUILDER.

The Contract Price shall only be subject to adjustments as provided for in this Contract.

2.	Currency

All payments by the BUYER to the BUILDER under this Contract shall be made in Norwegian Kroner.

3.	Terms of Payment

The Contract Price shall be paid by the BUYER to the BUILDER in instalments as follows:

(a)	1st Instalment:

The sum of NOK                                                                                 ) shall be paid latest within three (3) Banking days after the signing of this Contract.

(b)	2nd Instalment:

The sum of                                                                                           ) shall be paid to the BUILDER latest within three (3) Banking days after the BUYER’s receipt of notice from the BUILDER confirming the Start of Steel cutting. However no later than 20th December 2013.

(c)	3rd Instalment:

The sum of                                                                                            shall be paid to the BUILDER latest within three (3) Banking days after the BUYER’s receipt of notice from the BUILDER confirming that the hull is ready for towing from the hull subcontractor. However no later than 11th of July 2014.

(d)	4th Instalment:

The sum of                                                                                            shall be paid to the BUILDER latest within three (3) Banking days after the BUYER’s receipt of notice from the BUILDER confirming launching of the VESSEL from the BUILDER’S dry-dock. However no later than 7th of November 2014.

(e)	Instalment on delivery:

The sum of                                                                                            plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, shall be paid upon Delivery and Acceptance, but in no circumstances later than three (3) Banking days after the BUILDER has tendered notice that the VESSEL is ready for delivery in accordance with Article VII Clause 2.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

Upon the BUYER’s written request, the BUILDER shall provide the BUYER with refund guarantee(s) for the 1st – 4th Instalment from a bank satisfactory to the BUYER or provide other security satisfactory to the BUYER securing the repayment obligations of the BUILDER in the event that the Contract is lawfully cancelled by the BUYER or is deemed cancelled by virtue of Article X, Clause 2 (c) (iii) (b).

Upon BUILDER’s written request, the BUYER shall provide the BUILDER with a bank guarantee or other security satisfactory to the BUILDER as security for the payment by the BUYER of the above instalments on the due dates thereof. Failure by the BUYER to issue a bank guarantee or other security satisfactory to the BUILDER at the latest within 14 days after such request, shall entitle the BUILDER to cancel this Contract and claim compensation for its losses.

Failure by the BUYER to duly pay any part of the Contract Price plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, will entitle the BUILDER to charge interest on such unpaid amount from the due date and until payment at a rate of 3 months NIBOR + 6% (per cent) per annum.

4.	Method of Payment

(a)	1st Instalment:

The BUYER shall remit the amount of the 1st Instalment (net of any bank or transfer charges) by telegraphic transfer to the BUILDER’s account nr 6550.05.02279 with Nordea Bank Norge ASA within 3 Banking days after the signing of this Contract.

(b)	Instalments during the construction

Upon receipt of written notice from the BUILDER with request for payments in accordance with the relevant provisions in this Article Clause 3, the BUYER shall remit the amount of these Instalment (net of any bank or transfer charges) by telegraphic transfer to the BUILDER’s account nr 6550.05.02279 with Nordea Bank Norge ASA.

(c)	Instalment on delivery

The BUYER shall upon Delivery and Acceptance of the VESSEL, but in no circumstances later than three (3) Banking days after the BUILDER has tendered notice that the VESSEL is ready for delivery in accordance with Article VII, Clause 2, remit the amount of the Instalment on delivery (net of any bank or transfer charges) by telegraphic transfer to the BUILDER’s account nr 6550.05.02279 with Nordea Bank Norge ASA.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustments, as hereinafter set forth, in the event of the following contingencies (it being understood by both Parties that any reduction of Contract Price is by way of liquidated damages and not by way of penalty), and the BUILDER shall not in any way be responsible or liable for any other consequences by way of damages or otherwise as a consequence of any of the matters hereinafter set forth:

1.	Late delivery

(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay).

(b)	If the delivery of the VESSEL is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deducting there from as follows:

31st - 60th day	NOK 40.000,- per day
61st - 180th day	NOK 50.000,- per day

However, the total reduction in the Contract Price shall not be more than as would be the case for a delay of one hundred and fifty (150) days, counting from midnight of the thirtieth (30th) day after the Delivery Date at the above specified rate of reduction, i.e. the maximum reduction shall be NOK 7.200.000,-.

If the delay in delivery of the VESSEL should continue for a period of hundred and fifty (150) days from the thirty-first (31st) day after the Delivery Date (adjusted for Permissible Delays), then in such event, and after such period has expired, the BUYER may at its option cancel this Contract in accordance with the provisions of Article VIII hereof.

If one hundred and eighty (180) days of delay have elapsed after the Delivery Date (adjusted for Permissible Delays), and provided that the BUYER has not sent notice of cancellation as provided for in Article VIII hereof, the BUILDER may in writing propose a new date for delivery of the VESSEL and demand that the BUYER shall make an election whether to cancel the Contract or accept the proposed new date for delivery, in which case the BUYER shall, within fifteen (15) days after such demand is received by the BUYER, notify the BUILDER of its choice; it being understood that, if the VESSEL is not delivered by such agreed future date, the BUYER shall have the same right to cancel as hereinabove provided. Should the BUYER fail to give such notification within the said fifteen (15) days, the BUYER shall be deemed to have accepted the new date for delivery as proposed by the BUILDER.

2.	Speed

(a)	If the speed as stipulated in Article I is not reached (as adjusted pursuant to Article V), the BUILDER shall compensate the BUYER as follows:

•	For the first five tenths (5/10) knots reduction in speed compared to the speed stated in Article I; no reduction in the Contract Price.

•	For each full tenth (1/10) knots reduction in the speed compared to the speed stated in Article I; the Contract Price to be reduced with NOK 80.000,-.

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(b)	The maximum compensation for any deficiency in Speed shall in any event not exceed NOK 400.000,-.

(c)	If the deficiency in Speed is more than 1,0 knots, the BUYER may cancel this Contract.

3.	Fuel Consumption

The BUILDER shall have no liability for the fuel consumption except for such guarantees and undertakings as may be given by the main engine supplier, which shall be assigned to the BUYER.

4.	Deadweight

(a)	If the Deadweight stipulated in Article I, is not attained and the reduction exceeds 7 % of the stipulated Deadweight, the BUILDER shall as full compensation for the loss caused thereby pay to the BUYER ),- for each metric ton of reduction in excess of the said 7%.

(b)	The maximum compensation for any deficiency in Deadweight shall in any event not exceed

(c)	If the reduction in Deadweight is more than 15 % of the stipulated Deadweight the BUYER may cancel this Contract.

5.	Bollard Pull

The BUILDER shall have no liability whatsoever for any specific performance in relation to the VESSEL’s Bollard Pull.

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ARTICLE IV - APPROVAL OF SCHEDULE, PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.	Approval of Schedule, Plans and Drawings

(a)	The BUILDER shall submit or make available to the BUYER the BUILDER’s planned construction schedule including planned schedule for testing. The construction plan shall contain an estimated delivery date for major parts of the VESSEL such as hull, main engine and other major deliveries. The BUYER shall revert with its comments to the schedule as soon as possible and no later than 14 days after receipt of or access to the plans. Delivery dates for Buyer’s Supply and relevant technical information required to install Buyer’s Supply shall be provided simultaneously.

The Parties shall cooperate closely on the drafting, preparations and approval of the plans and drawings, and non fulfilment of any of these obligations shall be considered as either a BUYER’s or BUILDER’s default as the case may be.

(b)	The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings for its approval at the address set forth in Article XV hereof. The BUYER shall, within fourteen (14) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the BUYER’s approval or comments (if any) written thereon. Such comments shall be as complete as possible. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the Parties hereto.

If the plans and drawings as aforesaid are returned to the BUILDER within the said time limit supplemented with remarks and/or amendments made by the BUYER, and if the said remarks and/or amendments are not of such a nature or extent as to constitute modifications under Article V hereof then the BUILDER shall start or continue production on the corrected or amended drawings, provided that if such remarks and amendments are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such remarks and amendments when implementing same.

In the event that the BUILDER have to make major adjustments or modifications to the above mentioned drawings, based upon the remarks made by the BUYER, and the BUYER and the BUILDER agrees the adjustments or modifications have to be resent to the BUYERS for re-approval, then the BUYER shall, within five (5) days after receipt, return the adjusted or modified drawings to the BUILDER with the BUYERS approval, or comments written thereon. The Parties shall in such event also agree on reasonable adjustments to the Delivery Date and Contract Price.

(c)	The BUILDER shall submit to the BUYER the BUILDER’s choice of make in accordance with the agreed Maker’s List. The BUYER shall, within fourteen (14) days after receipt thereof return to the BUILDER approval of the BUILDER’s make or comments (if any) in writing to the BUILDER. If the BUYER wants another make than recommended by the BUILDER, then the BUILDER shall submit such make with specification and other consequences to the BUYER for approval. The BUYER shall, within five (5) days after receipt of the new make inclusive specification, return to BUILDER, in writing, approval of the final make to be installed in the VESSEL.

(d)	In the event that the BUYER shall fail to return the plans and drawings and make to the BUILDER within the time limit provided in (a) and (b) above, such plans, drawings and makes shall be deemed to have been automatically approved.

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2.	Appointment of BUYERS’s Representative

(a)	The BUYER shall send to and maintain at the Shipyard, at the BUYER’s own cost and expense, one or more representatives who shall be duly authorised in writing by the BUYER (hereinafter called the “Representative”) to act on behalf of the BUYER in connection with modifications of the Specifications, adjustments of the Contract Price, execution of Change Order Forms, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorised by the BUYER. Any limitation in the authorization shall be specified in writing, and such authorization shall be valid and binding upon the BUYER until the authorization is withdrawn in writing by notice from the BUYER to the BUILDER.

(b)	The BUYER shall be obliged to have the Representative present at all times required for necessary approvals to enable the BUILDER to continue the construction of the VESSEL in an effective manner. Failure by the Representative (or his duly appointed substitute) to be present after due notice has been given to him, shall be regarded as a default of the BUYER’s obligation under this Contract. In the event that the BUYER fails to make a decision within the time limit set by the BUILDER, the BUILDER shall have the right to take any decision that it may consider appropriate to continue the building process, and any time so lost shall be regarded as Permissible Delay.

3.	Inspection by Representative

(a)	The necessary inspections of the VESSEL, its machinery, equipment and outfitting shall be carried out by the Classification Society, Regulatory Bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications. The Representative shall have, during construction of the VESSEL, the right and obligation to attend such tests, trials and inspections of the VESSEL, its machinery and equipment as are mutually agreed between the BUYER and the BUILDER. The BUILDER shall give notice to the Representative reasonably in advance of the date and place of any tests and inspections to enable him to attend.

(b)	In the event that the Representative discovers any design, construction or material or workmanship which in his opinion does not conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give the BUILDER a notice in writing as to such non-conformity. Upon receipt of such notice from the Representative, the BUILDER shall correct such non-conformity, if the BUILDER agrees with his view.

(c)	During all working hours during the construction of the VESSEL and until delivery thereof, the Representative shall be given free and ready access to the VESSEL, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the VESSEL, including the workshops, stores and offices of the BUILDER, and the premises of the Subcontractors doing work or storing materials in connection with the VESSEL’s construction.

(d)	Inspection as described in this Clause shall not lead to any alteration or change of the BUILDER’s obligations under this Contract.

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4.	Facilities

The BUILDER shall furnish the Representative and his assistants) with adequate office space, and such other reasonable facilities according to the BUILDER’s practice at, or in the immediate vicinity of, the shipyard as may be necessary to enable them to effectively carry out their duties.

5.	Liability of BUILDER and BUYER

The Representative and his assistant(s) and personnel of BUYER’s subcontractors shall at all times be deemed to be the employees of the BUYER and not of the BUILDER.

The BUILDER shall be under no liability whatsoever to the BUYER, the Representative or his assistants), and the BUYER’s subcontractors and personnel of BUYER’s subcontractors, and the BUYER shall keep the BUILDER harmless for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its Subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the BUILDER, or of any of its employees or agents or Subcontractors. Nor shall the BUILDER be under any liability whatsoever to the BUYER, the Representative or his assistants) and the BUYER’s subcontractors and personnel of BUYER’s subcontractors for damage to, or loss or destruction of property of the BUYER or of the Representative or his assistant(s) or the BUYER’s subcontractors and personnel of BUYER’s subcontractors unless such damage, loss or destruction were caused by gross negligence of the BUILDER, or of any of its employees or agents or Subcontractors.

The BUYER, the Representative and his assistants, and the BUYER’s subcontractors and personnel of BUYER’s subcontractors shall be under no liability whatsoever to the BUILDER, the BUILDER’s employees or Subcontractors, and personnel of Subcontractors, and the BUILDER shall keep the BUYER, the Representative and his assistants), and the BUYER’s subcontractors and personnel of BUYER’s subcontractors harmless for personal injuries, including death, unless such personal injuries, including death, were caused by a gross negligence of the BUYER, the Representative or his assistants), or the BUYER’s subcontractors and personnel of BUYER’s subcontractors. Nor shall the BUYER be under any liability whatsoever to the BUILDER, the BUILDER’s employees or Subcontractors and personnel of Subcontractors, for damage to, or loss or destruction of property of the BUILDER, the BUILDER’s employees or Subcontractors and personnel of Subcontractors, unless such damage, loss or destruction were caused by gross negligence of the BUYER, the Representative and his assistants, or the BUYER’s subcontractors and personnel of BUYER’s subcontractors.

6.	Responsibility of BUYER

The BUYER shall undertake and assure that the Representative shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace a Representative who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently practicable.

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ARTICLE V - MODIFICATIONS AND ALTERATIONS

1.	Modifications of Specifications

The Specifications may be modified or changed by mutual agreement by the Parties, provided always that such modifications or changes will not - in the BUILDER’s reasonable judgement - adversely affect the BUILDER’s other commitments, and provided further that the BUYER shall first agree alterations in the Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change. Such agreement shall be effected either by way of exchange of letters duly signed by authorized representatives of the Parties, or by signed Change Order Form, which shall Constitute the necessary-amendments to this Contract and/or the Specifications.

The BUILDER is entitled to make minor changes to the Specifications, if found necessary to suit the BUILDER’s local conditions or facilities, the availability of materials and equipment, the introduction of improvement methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval, which shall not be unreasonably withheld or delayed.

2.	Changes in rules, regulations and requirements

If, after the Date of Contract, there are any changes in the rules, regulations or requirements of the Classification Society or the Regulatory Bodies, whether by way of formal change or official change in application, the following shall apply:

(a)	The BUILDER shall as soon as possible notify the BUYER thereof, and the BUILDER shall be obliged - except as otherwise agreed - to carry out the required changes in accordance with the provisions set out below, without giving to the BUILDER a right to claim any adjustments of the price, delivery date or other contract terms, provided always that such changes in rules, regulations or requirements shall have been adopted and published on or before the Date of Contract and apply mandatory to the VESSEL on or before the Contract Delivery Date.

(b)	Save as provided for in (a) above, if such change is or will be compulsory for the VESSEL at the Delivery Date, the BUILDER shall incorporate such alteration or change into the construction of the VESSEL, unless otherwise instructed by the BUYER. The Parties shall endeavour to agree on such adjustments to the Contract as set out in Clause 1 above, failing which, the changes to the Contract shall be decided by arbitration in accordance with Article XIX.

(c)	If such change is not or will not be compulsory for the VESSEL, but the BUYER nevertheless desires to incorporate such change, this shall be considered a change or modification, as provided for in Clause 1 of this Article V.

3.	Substitution of Materials

(a)	If any of the materials required by the Specifications or the Maker’s List cannot be procured in time or are in short supply to maintain the Delivery Date, the BUILDER may, subject to the BUYER’s approval which shall not be unreasonably withheld, supply other materials capable of meeting the requirements of the Classification Society.

(b)	No extra charges shall be made to the BUYER and, except that any savings shall be credited to the BUYER, the Contract shall remain unaltered.

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ARTICLE VI - TESTS AND TRIALS

1.	Notice

The BUILDER shall before delivery, with not less than seven (7) days written notice to the BUYER notify the time and place of the trial run for the VESSEL. The BUYER shall have its Representative onboard the VESSEL to witness the trial run. Failure in attendance of the Representative at the trial run without any valid reason after notice to the BUYER, shall be deemed to be a waiver by the BUYER of its right to be present, and the BUILDER may conduct the trial run without the BUYER being present, and in such a case the BUYER shall be obligated to accept the VESSEL on the basis of a Certificate of the BUILDER that the VESSEL after trial run is found to conform to this Contract and the Specifications.

2.	Weather Condition

The trial run shall be carried out under weather conditions deemed sufficiently favourable by the BUILDER, and as further described in the Specifications.

Any delay of delivery caused by delayed trial run due to unfavourable weather conditions shall be considered Permissible Delay.

3.	How conducted

The trial run shall be carried out in the presence of representatives from the Classification Society and/or Regulatory Bodies, and shall be conducted in the manner described in the Specifications, and shall be sufficient in scope and duration to enable all Parties to verify and establish that all elements are functioning in accordance with the Contract.

All expenses in connection with the trial run shall be for the account of the BUILDER, including without limitation all necessary crew.

4.	Method of Acceptance or Rejection

(a)	Upon completion of the trial run, the BUILDER shall give the BUYER a notice in writing of completion, if the BUILDER considers that the results thereof demonstrate that the VESSEL conforms to this Contract and the Specifications. The BUYER shall, within 24 hours after receipt of such notice, notify the BUILDER in writing of its acceptance or rejection of the VESSEL.

(b)	If the results of the trial run demonstrate that the VESSEL or any part or equipment thereof does not conform to the requirements of this Contract or the Specifications, or the BUILDER agrees to the BUYER’s notice of rejection, the BUILDER shall take all necessary steps to correct such non-conformity. If necessary, a further trial run shall be carried out and new notice issued in accordance with (a) above.

(c)	If the BUYER for any reason rejects the VESSEL, the BUYER shall in his written notice of rejection give particulars of its reason therefore in such detail as can be reasonably required.

(d)	If the BUILDER disputes the rejection by the BUYER, the case shall be submitted for final decision by arbitration in accordance with Article XVIII hereof, unless the Parties agree otherwise.

(e)	Failure in responding to the notice given under (a) above shall be deemed as acceptance of the VESSEL.

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5.	Effect of Acceptance

Acceptance of the VESSEL as provided above, shall be final and binding and shall preclude the BUYER from refusing formal delivery, provided all other procedural requirements for delivery have been met.

6.	Disposition of surplus consumable stores

Any fuel oil, lubricating oil, grease, fresh water or other consumable stores furnished by the BUILDER for the trial run, remaining onboard the VESSEL at the time of delivery shall be purchased by the BUYER from the BUILDER at the original purchase price thereof (BUILDER to provide supporting invoices), and payment effected by the BUYER on delivery of the VESSEL.

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ARTICLE VII - DELIVERY DATE AND DELIVERY

1.	Time and Place

The VESSEL shall be delivered by the BUILDER and accepted by the BUYER at the BUILDER’s Yard in Ulsteinvik in Norway or in the vicinity thereof, free and clear of all liens, claims, mortgages and other encumbrances in a clean and seaworthy condition, ready for service, safely afloat and moored, and as otherwise required pursuant to this Contract on or before 12th of December 2014, except that in the event of delays in the construction of the VESSEL or any performance required under this Contract which due to causes under the terms of the Contract permit postponement of the date for delivery, the aforementioned Delivery Date shall be postponed accordingly.

The BUYER shall have the right to postpone the Delivery Date of the VESSEL until 2nd of February 2015, by giving notice in writing to the BUILDER latest within 5th February 2014. Any such postponement of the Delivery Date shall be subject to payment by the BUYER of NOK 35.000,- per full day of postponement, calculated from the 12th of December 2014 and until the new delivery date notified by the BUYER.

2.	When and how effected

Provided that the BUYER has fulfilled all of its other obligations under this Contract and the BUILDER has tendered notice that the VESSEL is ready for delivery, the BUYER is obliged to accept delivery of the VESSEL as then presented, and Delivery and Acceptance of the VESSEL shall be effected forthwith, and in any event within three (3) days upon receipt of such notice by the BUYER’s payment of the delivery Instalment as per Article II Clause 3 (e) and the concurrent delivery by each of the Parties hereto to the other of a Protocol of Delivery and Acceptance signed by each Party.

3.	Documents to be delivered to the BUYER

Upon Delivery and Acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the Protocol of Delivery and Acceptance:

(a)	Protocol of Trials made pursuant to the Specifications.

(b)	Protocol of Inventory and Equipment of the VESSEL, including spare parts and the like, all as specified in the Specifications.

(c)	Protocol of Stores of consumable nature referred to under Article VI hereof which are payable by the BUYER to the BUILDER.

(d)	Drawings and Plans pertaining to the VESSEL together with all necessary instruction manuals, as further stipulated in the Specifications.

(e)	All Certificates including the BUILDER’s Certificate required to be furnished upon Delivery and Acceptance of the VESSEL pursuant to this Contract and the Specifications. It is agreed that if, through no fault on the part of the BUILDER, the Classification Certificate and/or other required certificates are not available at the time of delivery, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible.

(f)	Declaration of Warranty by the BUILDER that the VESSEL is free and clear of any liens, claims, mortgages and other encumbrances.

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(g)	Commercial invoice.

(h)	Acknowledgement of receipt of information about the VESSEL’s stability.

4.	Title and Risk

Title to and risk of loss of the VESSEL shall pass to the BUYER upon fulfilment of the BUYER’s obligations under this Contract and the execution of the Protocol of Delivery and Acceptance by the BUYER and the BUILDER.

5.	Removal of VESSEL

The BUYER shall take possession of the VESSEL immediately upon Delivery and Acceptance thereof, and shall remove the VESSEL from the premises of the Shipyard within three (3) days after the Delivery and Acceptance as aforesaid. If the BUYER does not remove the VESSEL within the said period, the BUYER shall thereafter compensate the BUILDER for its incurred costs, including but not limited to paying to the BUILDER reasonable mooring charges for the VESSEL.

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ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (PERMISSIBLE DELAY, FORCE MAJEURE)

1.	Causes of Delay

If, at any time before the actual delivery of the VESSEL, either the construction of the VESSEL or any performance required as a prerequisite of delivery of the VESSEL is prevented or delayed as a consequence of extraordinary circumstances or events beyond the BUILDER’s control, including but not limited to:

Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations therefore; blockade; revolution, insurrections, mobilisation, civil war, civil commotion or riots; vandalism, sabotages, national strikes, lockouts or other labour disturbances; plague or other epidemics, pandemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; volcanic eruption; tidal waves; landslides; fires, explosions, collisions or groundings; embargoes; import restrictions;

Inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time, prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care; casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of the BUILDER, its subcontractors or suppliers, or of or to the VESSEL or any part thereof, by any causes herein described; delays in the BUILDER’s other commitments resulting from any causes herein described which in turn delay the construction of the VESSEL or the BUILDER’s performance under this Contract; other causes or and/or: any extraordinary events beyond the control of the BUILDER,

and/or: by delivery of Subcontractors where the cause of delay would have been recognised as a Force Majeure event or event beyond the control under this Article IX if it has affected the BUILDER,

then and in any such case, the Delivery Date shall be postponed for a period of time equivalent to the total accumulated time lost by all such delays.

Provided always:

The BUILDER is obliged to do its utmost to avoid or minimise the Force Majeure Delay.

2.	Notice of Delay

Within ten (10) days after the BUILDER becomes aware of occurrence of any cause of delay as aforesaid, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the BUYER in writing or by telefax confirmed by registered mail of the date such cause of delay occurred. Likewise, within ten (10) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by telefax confirmed by registered mail of the date such cause of delay ended.

Failure by the BUILDER to give such notice as aforesaid shall prevent the BUILDER to subsequently claim delay on account of such circumstances.

The BUILDER shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable despatch after it has been determined. Failure of the BUYER to object to

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the BUILDER’s claim for postponement of the Delivery Date within ten (10) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object such postponement of the Delivery Date.

3.	Permissible Delay

Delays on account of such causes as specified in this Article VIII Clause 1, as well as delays caused by Subcontractors or other suppliers (including delay in delivery of drawings to the VESSEL or parts thereof), delays caused by the Classification Society or other bodies whose documents are required, delays in Buyer’s Supply and any other delays of a nature which under the terms of this Contract permits postponement of the Delivery Date, shall constitute Permissible Delay and shall extend the Delivery Date for any net delay caused thereby.

4.	Right to Cancel for Excessive Delay

If the total accumulated time of all delays, excluding Permissible Delays, amounts to Three Hundred and Sixty (360) days or more, then, in such event, the BUYER may cancel this Contract in accordance with the provisions of Article III hereof. The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying cancellation by the BUYER, propose a new date for delivery of the VESSEL and demand in writing that the BUYER shall make an election whether to cancel the Contract or accept the proposed new date for delivery, in which case the BUYER shall, within twenty (15) days after such demand is received by the BUYER, either notify the BUILDER of its choice; it being understood and agreed by the Parties hereto that, if any further delay occurs on account of causes justifying cancellation as specified in this Article, the BUYER shall have the same right of cancellation upon the same terms as hereinabove provided. Should the BUYER fail to give such notification within the said fifteen (15) days, the BUYER shall be deemed to have accepted the new date for delivery as proposed by the BUILDER.

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Shipbuilding Contract

ARTICLE IX - WARRANTY OF QUALITY

Except as specifically provided for in this Article, after Delivery and Acceptance of the VESSEL from the BUILDER to the BUYER and the BUYER’s acceptance thereof, the BUILDER shall be free of all responsibility and all liability whatsoever.

1.	Guarantee

The BUILDER undertakes to remedy at its own cost and expense and free of charge to the BUYER, any defects - including hidden defects or deficiencies - concerning the VESSEL or parts thereof but excluding Buyer’s Supply, discovered during the Guarantee Period and which are caused by faulty design, defective material and/or bad workmanship on part of the BUILDER and/or its Subcontractors, and provided always that the defect is not due to normal wear and tear or improper handling of the VESSEL, or caused or aggravated by omission or improper use or maintenance of the VESSEL on the part of the BUYER, its servants or agents or by any other external effect after Delivery and Acceptance.

The BUILDER’s liability as stated herein shall terminate in full if any defects as aforesaid are not discovered and notified to the BUILDER within the Guarantee Period unless otherwise provided for in the Contract and provided that any such defects shall be notified in writing to the BUILDER by the BUYER as soon as possible after discovery but in no event later than fourteen (14) days after such discovery, and the said notice shall include full details (so far as possible) as to the nature of the defect and the extent of the damage caused thereby (if any). Any such notice must in any event be received by the BUILDER within eight (8) days after the expiry of the Guarantee Period.

2.	Remedy of Defects

(a)	If the BUILDER is liable for a defect as aforesaid, the liability is limited to remedy the defect free of charge at its own yard. The BUILDER shall under any and all circumstances not be liable for any damage caused by the defect.

(b)	From the performance of the repair, a new warranty period of six (6) months from the date of such repair or until the end of the said twelve months period shall attain for the repair work, whichever is the longest, provided that the Guarantee Period shall not in any case exceed eighteen (18) months.

(c)	If it is impractical to bring the VESSEL to the BUILDER’s yard, the BUYER may, after having notified the BUILDER in writing, cause the necessary repairs or replacements to be made elsewhere. In such a case, the BUILDER shall be entitled to forward the necessary replacement parts or materials. The BUILDER’s liability shall in such a case be limited to pay the cost of the repairs, but limited to the price of the work at arm’s length basis at the BUILDER’s yard. The BUILDER shall immediately be discharged from any further guarantee obligation in respect of any such repairs performed by any other yard or supplier.

(d)	The VESSEL shall in any case be taken at the BUYER’s cost and expense to the place elected for repair, ready in all respects for repair or replacements.

(e)	The BUILDER shall have ownership to all replaced parts, and the BUYER shall return any such parts to the BUILDER at the BUILDER’s requested for the BUILDER’s account.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

3.	Subcontractors’ Guarantees

The BUILDER shall - upon the BUYER’s request - assign to the BUYER any claim it may have against any Subcontractors or any right to pursue any such claim under the relevant subcontracts. This provision shall in no way alter or diminish the BUILDER’s obligations under the Contract.

4.	Extent of BUILDER’s responsibility - Assignment

Save as specifically provided for above, the BUILDER shall have no responsibility for any other defects whatsoever in the Guarantee Period. Nor shall the BUILDER in any circumstances be responsible or liable towards the BUYER or any third party for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earnings directly or indirectly caused by any defect, or due to repairs or other works done to the VESSEL to remedy such defects.

The BUYER is free to assign its rights under this Article IX if the BUYER sells the VESSEL during the Guarantee Period.

5.	The Guarantee Engineer

The BUILDER shall have the right, but no obligation, to appoint a Guarantee Engineer to serve onboard the VESSEL for such portion of the guarantee period as the BUILDER may decide. The BUYER and it’s employees shall give the Guarantee Engineer full cooperation in carrying out his duties. The BUYER shall accord the Guarantee Engineer treatment and accommodation comparable to the VESSEL’s Chief Engineer, at no cost to the BUILDER.

The Guarantee Engineer shall, at all times and in all respects, be deemed to be the employee of the BUILDER. The BUYER shall be under no liability whatsoever to the BUILDER or the Guarantee Engineer for personal injuries, including death, suffered during the time when he is on board the VESSEL, unless such personal injuries, including death, were caused by gross negligence of the BUYER, or of any of its employees or agents. Nor shall the BUYER be under any liability whatsoever to the Guarantee Engineer for damage to or loss or destruction of property of the Guarantee Engineer, unless such damage, loss or destruction were caused by gross negligence of the BUYER, or of any of its employees or agents. The Guarantee Engineer shall if requested sign the BUYER’s required Letter of Indemnity.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE X - OWNERSHIP, RISK AND INSURANCE

1.	Ownership & Registration

When the BUYER has fulfilled all of its obligations under this Contract, the BUYER shall become the owner of the VESSEL upon signing of the Protocol of Delivery and Acceptance.

The BUILDER may mortgage the VESSEL with pertaining materials as security for the construction financing, including the providing of refund guarantees, for the VESSEL. The BUYER shall if requested give their-consent for that purpose. Any mortgages securing the BUILDER’S construction financing shall be cancelled at the latest on delivery of the VESSEL to the BUYER.

Any materials, parts, machinery or equipment purchased by the BUILDER and appropriated for the VESSEL which are not utilized for the VESSEL shall remain the property of the BUILDER after the Delivery and Acceptance.

The BUILDER may register this Contract and the VESSEL under construction in accordance with the rules of the Norwegian Maritime Act with the BUILDER as title holder.

2.	Risk and Insurance

(a)	Until the VESSEL has been delivered, the BUILDER carries the risk of the accidental destruction of the VESSEL, materials, parts, machinery, boilers and equipment.

(b)	The BUILDER will arrange and pay the insurance premium for customary building insurance for the VESSEL. The BUILDER can offer to arrange for building insurance for Buyer’s Supply. The insurance premium for building insurance of Buyer’s Supply to be paid by the BUYER. The insurance which the BUILDER is obliged to take out shall comprise necessary fire and transport insurance of materials and equipment which the BUILDER procure from subcontractors. Except as otherwise agreed the BUILDER is not obliged to insure transport of Buyer’s Supply.

The insurance sum shall as a minimum cover the aggregate of the instalments paid by the BUYER pursuant to Article II from time to time together with interest thereon and the value of any Buyer’s Supplies.

The BUYER shall receive copies of the policy main terms.

(c)	(i)	The insurance policies shall be taken out in the name of the BUILDER and all losses under such policies shall be payable to the BUILDER.

	(ii)	In the event of partial damage which is covered by the insurance policies and provided that such damage shall not constitute a total loss of the VESSEL, the BUILDER shall apply the proceeds recovered under the insurance policies to the repair of such damage satisfactory to the Classification Society, and the BUYER shall accept the VESSEL under this Contract if completed thereafter in accordance with this Contract.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

(iii)	If the VESSEL before the actual delivery date sustains such heavy damage that it is determined to be an actual or constructive total loss, the BUILDER shall by mutual agreement between the Parties hereto either:

(a)	Proceed in accordance with the terms of this Contract, in which case the amount recovered under the insurance policies shall be applied to the reconstruction of the VESSEL, provided that the Parties hereto shall have first agreed in writing to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for such reconstruction, or

(b)	refund immediately to the BUYER the amount of all instalments paid to the BUILDER under this Contract together with interest as provided for in Article II, Clause 3, and the cost of any Buyer’s Supply insofar these are insured by the BUILDER and destroyed, whereupon this Contract shall be deemed to be cancelled and all rights and obligations of the Parties hereunder shall terminate forthwith.

(d)	The BUILDER shall insure the VESSEL on the terms that are normally used for insuring vessels under construction at Norwegian yards. This building insurance for the VESSEL shall be maintained until the VESSEL is delivered to the BUYER.

(e)	War insurance for the VESSEL with accessories shall be taken out only at the request of the BUYER and for its account.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XI - DEFAULT PROVISIONS

1.	BUILDER’s default - Cancellation by the BUYER

The payments made by the BUYER prior to the delivery of the VESSEL shall be by way of advances to the BUILDER. In the event that the BUYER shall exercise its right of cancellation of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing by telefax confirmed by registered mail, and such cancellation shall be effective as of the date notice thereof is received by the BUILDER.

Upon such cancellation the BUILDER shall promptly either accept the notice of cancellation or declare its intention to proceed to dispute same under the Provisions of Article XIX hereof.

If cancellation is accepted, the BUILDER shall refund to the BUYER all sums paid by the BUYER to the BUILDER under Article II hereof, including interest thereon, from the date of payment to the date of refund at the rate of interest set out in Article II, Clause 3. The BUILDER shall also make available for the BUYER the Buyer’s Supply paid for by the BUYER, or if they cannot be returned, the BUILDER shall pay to the BUYER an amount equal to the BUYER’s costs for such equipment. If the cancellation is disputed by the BUILDER under the Provisions of Article XIXI hereof, the BUILDER shall have no obligation to return any amount until a final arbitration award is obtained in favour of the BUYER, expressly stating the amount to be refunded to the BUYER by the BUILDER.

Upon acceptance by the BUILDER to the BUYER of the notice of cancellation and refund as aforesaid in this Article XI, Clause 1, all obligations, duties and liabilities of each of the Parties hereto to the other under this Contract shall be forthwith completely discharged.

If the BUILDER is declared bankrupt, the BUYER may cancel the Contract and claim compensation for its losses.

2.	BUYER’s default - Cancellation by the BUILDER

(a)	Failure by the BUYER to duly make the payments provided for in Article II, Clause 3 within 7 Banking Days from receipt of notice from the BUILDER or when due as provided for in Article II, Clause 3 (a) and (e), will entitle the BUILDER - until the VESSEL has been delivered - to postpone the commencement of or stop the work on the VESSEL and correspondingly postpone the Delivery Date and enforce payment of their claim. If fourteen (14) days have elapsed without the BUYER having paid, the BUILDER may cancel this Contract. In either case the BUILDER may claim compensation for all the losses that have been caused thereby.

Notwithstanding the above, if there is a dispute in respect of the BUYER’s payment obligation, the BUILDER has no right to postpone the commencement or stop the work or cancel the Contract, if the BUYER provides security acceptable to the BUILDER for the disputed unpaid amount.

The BUILDER may retain the VESSEL until full payment has been made in accordance with the agreed payment terms or acceptable security has been provided in accordance with this Article XI, Clause 2.

If the BUILDER is unable to present a final account at delivery, the BUYER may require the VESSEL to be delivered in return for a bank guarantee or other security satisfactory to the BUILDER for the alleged balance owed to the BUILDER.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

(b)	In the event of any dispute concerning the payment on delivery of the VESSEL, including the question of the BUYER’s right to offset any claim it may have, the BUYER may by paying the entire amount demanded by the BUILDER require the BUILDER to provide a bank guarantee or other adequate security for the disputed amount. The BUILDER may in such case not refuse to deliver the VESSEL. If the BUILDER does not wish to issue security for the disputed part of the claim, the BUYER is entitled to take delivery of the VESSEL against payment of the undisputed amount and provide a bank guarantee or other adequate security for the disputed part of the claim. Security which has been issued by a Party pursuant to this sub-clause terminates unless the other Party has brought legal action pursuant to Article XVIII below within three (3) months from the date of issue of the security. The costs of the security shall be shared proportionally between the Parties according to the settlement of the dispute.

(c)	Any change in the ultimate control of the BUYER, which may result in a change in the effective voting control of the BUYER and/or may influence on the financial situation of the BUYER and/or any company having issued any security for the BUYER’s obligations under this Contract, shall be subject to the BUILDER’s prior written consent. If such change of control has occurred without the BUILDER’s prior written consent, the BUILDER may cancel this Contract and claim compensation for its losses.

(d)	If the BUYER is declared bankrupt, the BUILDER may cancel the Contract and claim compensation for its losses.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XII - ASSIGNMENT

The BUYER shall have the right to assign and novate this Contract to any third party, subject to the BUYER providing the BUILDER with a bank guarantee or other security satisfactory to the BUILDER that the new buyer (assignee) has financial arrangements or resources to pay the remaining instalments when due.

The BUILDER shall not be entitled to assign and novate this Contract to a third party unless prior consent of the other Party is given in writing. Such consent not to be unreasonably withheld.

This Contract shall endure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of Parties hereto.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XIII - TAXES AND DUTIES

1.	Taxes and Duties for the BUILDER

The BUILDER shall bear and pay all taxes (including but not limited to VAT) and duties imposed in Norway (or in any other country in relation to any work subcontracted by the BUILDER) in connection with execution and/or performance of this Contract, excluding any taxes and duties imposed in Norway upon the Buyer’s Supply.

2.	Taxes and Duties for the BUYER

The BUYER shall bear and pay all taxes and duties imposed outside Norway in connection with execution and/or performance of this Contract, except for taxes and duties imposed upon those items to be procured by the BUILDER for construction of the VESSEL.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XIV - PATENTS, DESIGN, TRADEMARKS, COPYRIGHTS

Design, technology, machinery and any equipment of the VESSEL may be protected by patents, design, trademarks, copyright or trade names or other intellectual property rights, and pending applications thereof, on part of the respective manufacturers.

Each of the BUILDER and the BUYER shall defend and hold harmless the other Party (as the case may be) from design, patent, trade mark, copyright or other intellectual property liability or claims of any nature or kind, including costs and expenses for, or on account of ant intellectual property made or used in the performance of this Contract, or the BUYER’s use of the VESSEL, and also including costs and expenses of litigation, if any.

Nothing contained in this Contract shall be construed as an assignment or transferring any intellectual property rights of any kind from one Party to the other, and all such rights including the design of the VESSEL are hereby expressly reserved to the true and lawful owners thereof.

The BUILDER’s warranty hereunder does not extend to the Buyer’s Supply.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XV - NOTICES

1.	Address

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:

Blue Ship Invest AS

Osneset

N-6065 Ulsteinvik

NORWAY

Telephone + 47 7000 8000

Telefax + 47 7000 8023

E-mail: lars.luhr.olsen@ulstein.com

To the BUILDER:

Ulstein Verft AS

Osnesvegen

N-6067 ULSTEINVIK

NORWAY

Telephone + 47 7000 8000

Telefax + 47 7000 8038

E-mail: mikal.warholm@ulstein.com

2.	Language

Any and all written notices and communications in connection with this Contract shall be in the English language.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XVI - EFFECTIVE DATE OF CONTRACT

The effectiveness of the Contract is subject to the following:

(A)	Suitable financing obtained by the BUYER on terms acceptable to the BUYER,

(B)	Approval from the Board of Directors of the BUYER, and

(C)	Approval from the Board of Directors of the BUILDER,

When approvals have been given, notice of same shall forthwith be given from one Party to the other. If subjects (A), (B) and (C) are not lifted within 22nd of November 2013, this Contract shall automatically be considered null and void and no Party shall have any claims whatsoever towards the other.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XVII - INTERPRETATION

1.	Discrepancies

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit an interpretation inconsistent with any provisions of this Contract, the Contract shall prevail and govern. The Specifications and Plans are also intended to explain each other, but in the event of conflict between the Specifications and the Plans, the Specifications shall prevail.

2.	Entire Agreement

This Contract contains the entire agreement and understanding between the Parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

ARTICLE XVIII - GOVERNING LAW, DISPUTE AND ARBITRATION

1.	Governing Law

The Parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of the Kingdom of Norway.

2.	Arbitration

Any dispute between the Parties concerning this Contract shall be settled with final and binding effect for both Parties by Arbitration in Alesund, Norway in accordance with the Norwegian Arbitration Act 2004. The Parties will jointly appoint three arbitrators of which at least one shall be a lawyer admitted to practice in Norway. If the Parties fail to agree on the choice of arbitrators within 14 days from presentation by either Party of a written demand for arbitration, the Chief Justice of the Appeal Court in the jurisdiction where the BUILDER has its venue shall at the request of either Party appoint the three arbitrators.

* * *

This Contract with pertaining Appendices and Exhibits has been drawn up in two identical originals, one for each Party.

Ulsteinvik, 16th of November 2013

For the BUYER	For the BUILDER

Lars Lühr Olsen	Kristian Sætre
Managing Director	Managing Director

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

APPENDIX I: TECHNICAL SPECIFICATIONS, ULSTEIN PX121 Project no. U10861

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Shipbuilding Contract

APPENDIX II: MAIN CONSTRUCTION SCHEDULE

Ulstein Verft AS P.O. Box 158, N-6067 Ulsteinvik, Norway Tel. +47 7000 8000. Fax +47 7000 8023 Ent. No: 912 447 561	www.ulstein.com

Activity Name Start Finish Original Duration 2014 D15
Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan
SIGN OF CONTRACT 15-Nov-13* 0
Planning / engineering 18-Nov-13* 06-Aug-14 200
Design / Class drawings 18-Nov-13* 04-Feb-14 60
STEEL CUTTING 02-Dec-13* 21-Feb-14 64
HULL SUBCONTRACTOR 02-Dec-13* 13-Jul-14 239
Prebabricate units Vanylven/Subcontr 16-Dec-13* 30-May-14 177
Prefab. and mounting equipment 17-Mar-14* 10-Oct-14 160
Electric steelwork/wiring general 20-Mar-14* 05-Sep-14 130
Pipe fabrication 27-Mar-14* 16-Oct-14 155
Mounting pipe system 27-Mar-14* 09-Oct-14 150
Ventilation syst.,insul./joinerwork 12-May-14* 05-Sep-14 90
HULL READY FOR TOWAWAY 12-Jun-14* 0
HULL Arrival Ulstein Verft 20-Jun-14* 0
HULL OUTER DOCK 21-Jun-14* 0
Main engines 25-Aug-14* 05-Sep-14 10
Propeller plant 25-Aug-14* 05-Sep-14 10
HULL INNER DOCK 30-Aug-14* 0
LAUNCHING 10-Oct-14* 0
Testing 13-Oct-14* 12-Dec-14 48
DELIVERY 12-Dec-14* 0
Project Baseline Bar
Actual Work
Critical Remaining Work
Remaining Work Milestone Summary ## ULSTEIN VERFT AS ## Yard no. 304 ULSTEIN PX 121 Platform Supply Vessel Main Schedule ULSTEIN R Start date: 15-Nov-13 Finish date: 12-Dec-14 Data Date: 27-Sep-13 Run date: 13-Nov-13

ULSTEIN VERFT AS CHANGE ORDER FORM

YARD NUMBER:	10304
DATE:	24.01.2014
BUILDER:	ULSTEIN VERFT AS
BUYER:	Blue Ship Invest AS
CHANGE ORDER NUMBER:	1

The following change to the Shipbuilding Contract between Ulstein Verft AS (“Builder”) and Blue Ship Invest AS (“Buyer”) for construction of a Platform Supply Vessel is hereby authorized in accordance with Article V,1 of the Contract.

Description of Change:	Implement DNV notation OILREC ORO capacity approx. 1027m3 Change order to be declared no later than 4 February 2014.

Portion of Specification Affected:	Multiple grups

Reason for Change:	Owners request

Initiator of Change:	Owner

Effect on Contract Price:	Amount of this Change Order NOK

Effect on Time for Delivery:	None

Effect on DW:	11 tones reduction

Effect on Payment Schedule:	YES

Method of Payment:	at acceptance of CO, paid to builders account within 3 banking days after receipt of invoice, the remaining amount at delivery of vessel

DOC. ID:

Builder’s signature	Buyer’s signature

DATE: 27/1-14	DATE: 27/1-14

ULSTEIN VERFT AS CHANGE ORDER FORM

YARD NUMBER:	10304
DATE:	07.02.2014
BUILDER:	ULSTEIN VERFT AS
BUYER:	Blue Ship Invest AS
CHANGE ORDER NUMBER:	2

The following change to the Shipbuilding Contract between Ulstein Verft AS (“Builder”) and Blue Ship Invest AS (“Buyer”) for construction of a Platform Supply Vessel is hereby authorized in accordance with Article V,1 of the Contract.

Description of Change:	Postponement of Delivery from Des. 12th to Jan. 9th 2015

Portion of Specification Affected:	NO

Reason for Change:	Owners request

Initiator of Change:	Owner

Effect on Contract Price:	Amount of this Change Order; Price of this postponement according to documented cost
Effect on Time for Delivery:	YES

Effect on DW:	NO

Effect on Payment Schedule:	YES

Method of Payment:	At Delivery

0

Builder’s signature	Buyer’s signature

DATE: 7/2-14	DATE: 7/2-14